Exhibit 11 under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Financial Highlights" and to the use of our report dated June 22, 1998, in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A No. 33-40428) and the related Prospectuses of Riggs Funds (formerly RIMCO Monument Funds), (comprising respectively, Riggs Prime Money Market Fund, Riggs U.S. Treasury Money Market Fund, Riggs U.S. Government Securities Fund, Riggs Stock Fund, and Riggs Small Company Stock Fund), date June 30, 1998 and to the incorporation by reference therein of our report dated June 22, 1998 on the financial statements and financial highlights of Riggs Funds included in its Combined Annual Report to Shareholders for the year ended April 30, 1998.

/s/Ernst & Young LLP
Pittsburgh, Pennsylvania
June 24, 1998